THOMPSON HINE

ATLANTA CINCINNATI CLEVELAND COLUMBUS DAYTON NEW YORK WASHINGTON, D.C.

January 19, 2011

Northern Lights Fund Trust
450 Wireless Blvd.
Hauppauge, NY 11788

Re: <u>Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720</u>

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 197 to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 200 under the Securities Act of 1933 (Amendment No. 201 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

Thompson Hine LLP

THOMPSON HINE LLP

777212.38

THOMPSON HINE LLP
ATTORNEYS AT LAW

312 Walnut Street
14th Floor
Cincinnati, Ohio 45202-4089

www.ThompsonHine.com
Phone 513.352.6700
Fax 513.241.4771